      As filed with the Securities and Exchange Commission on May 5, 2000
                                               Registration No. 333-75855
 ==========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                           ------------------------
                       PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          DATAWARE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

          DELAWARE                                     06-1232140
 (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                Identification Number)

                                ONE CANAL PARK
                        CAMBRIDGE, MASSACHUSETTS 02141
                                (617) 621-0820
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL GONNERMAN
            VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                          Dataware Technologies, Inc.
                                One Canal Park
                        Cambridge, Massachusetts 02141
                                (617) 621-0820
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                with copies to:
                             MATTHEW C. DALLETT
                              Palmer & Dodge LLP
                               One Beacon Street
                         Boston, Massachusetts  02108
                                (617) 573-0100

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.
                        CALCULATION OF REGISTRATION FEE
================================================================================

Title of each Class                                 Amount    Proposed Maximum    Proposed Maximum       Amount of
of Securities to be                                 to be      Offering Price    Aggregate Offering    Registration
Registered                                        Registered    Per Share (1)         Price (1)           Fee(2)

Common Stock, $.01 par value per share..........     158,330            $3.375           $534,364             $141
==================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The proposed maximum offering price per share indicated equals the average of the high and low sale prices on May 4, 2000, as reported by the Nasdaq National Market.

(2) Computed on the basis of the offering price of the additional securities to be offered pursuant to this amendment in accordance with Rule 457(b) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED MAY 5, 2000
                                  PROSPECTUS

                            ______________________

                               358,330 Shares


                          DATAWARE TECHNOLOGIES, INC.

                                 Common Stock
                            ______________________

   Our common stock trades on the Nasdaq National Market under the symbol "DWTI." On May 4, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $3.50 per share.

   We previously issued 200,000 shares of our common stock in connection with our acquisition of Sovereign Hill Software, Inc. in December 1998. In May 1999, we issued to NEC USA, Inc. an option to purchase 100,000 shares of our common stock in exchange for a technology license and in January 1996, we issued an option to purchase 58,330 shares of our common stock to The Parthenon Group, Inc. in connection with a consulting agreement. This prospectus relates to the resale of all those shares.

   The selling stockholders listed on page 9 of this prospectus are offering the shares of common stock described in this prospectus and will receive all the proceeds from any sales of these shares.

   The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are paying all expenses relating to the registration of the shares with the Securities and Exchange Commission.

                             _____________________

   AN INVESTMENT IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.
                            ______________________

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALES IS NOT PERMITTED.

            The date of this Prospectus is ___________, 2000.

                               TABLE OF CONTENTS

                                                                Page

ABOUT DATAWARE TECHNOLOGIES, INC..................................3
RISK FACTORS......................................................4
NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................9
USE OF PROCEEDS...................................................9
SELLING STOCKHOLDERS..............................................9
PLAN OF DISTRIBUTION.............................................10
LEGAL MATTERS....................................................11
EXPERTS..........................................................11
WHERE YOU CAN FIND MORE INFORMATION..............................11

                       ABOUT DATAWARE TECHNOLOGIES, INC.

     Early in 1999, we announced a program to reposition and restructure the company as an e-Business solutions provider and began making strategic and organizational changes toward that goal. We had previously been focused on providing software for enterprise information access, or "knowledge management," and professional electronic publishing applications, as well as multimedia services for CD-ROM and web-based publishing. We are now a full service provider, working with our clients to create e-Business solutions that efficiently translate their business to a web-oriented model by incorporating the client's information with our technology and methodology to deliver solutions built around the web, such as portals, e-commerce sites and web-based training. We also continue to develop interactive multimedia, intelligent information retrieval, distributed media and knowledge management solutions.

     We were founded in 1988. You can find additional information about us in our filings with the SEC. See "Where You Can Find More Information" on page 11.


     Our principal offices are located at One Canal Park, Cambridge, Massachusetts 02141 and our main telephone number is (617) 621-0820.

                                 RISK FACTORS

     If you purchase shares of our common stock, you will take on financial risk. In deciding whether to invest, you should carefully consider the following risk factors, the information contained in this prospectus and the other information to which we have referred you. It is especially important to keep these risk factors in mind when you read forward-looking statements appearing in this prospectus.

WE MAY HAVE DIFFICULTY TRANSITIONING TO AN E-BUSINESS SOLUTIONS MODEL, WHICH COULD AFFECT OUR ABILITY TO MEET OUR LONG-TERM GOALS.

     During 1999, we began to transition our business and our corporate organization to an e-business solutions model. This model involves an extensive personnel reorganization, as well as new sales and marketing strategies. We have made substantial progress in our efforts to position the company as a full service provider in the e-business market by expanding our e-business solutions customer base and adding new executives experienced in this area to the management team. However, we may not be able to successfully implement the e-business solutions model. Some of the risks associated with our revised approach include:

   . we may not effectively complete the necessary reorganization of our personnel;
   . we may not be able to develop appropriate new distribution channels capable of delivering these offerings economically and on time; and . revenues from our older product lines may decline more rapidly than they can be replaced by revenues from newer offerings.

WE EXPECT TO INCUR FUTURE OPERATING LOSSES AND MAY NEVER BECOME PROFITABLE.

  In recent years we have had significant operating losses, and we expect losses to continue for the next several years. During the last three years, we have incurred cumulative losses of approximately $10.9 million. We expect our operating expenses and capital expenditures to increase significantly as we complete our transition to an e-business solutions provider. We cannot be certain that we will become profitable after we implement the e-business solutions model There are a number of important factors that could adversely affect our profitability, resulting in higher than anticipated costs and/or lower than anticipated revenues including:

   . increasing emphasis on providing solutions in the knowledge management field;
   . inherent risks and costs of providing customer-specific solutions, including uncertainty of customer acceptance;
   . increased employment costs stemming from the high level of competition for qualified personnel in the software industry; and . reliance on third parties for supply of certain product components.

If our revenue does not increase as expected or operating expenditures exceed our projections, our business, prospects, financial condition and results of operations could be adversely affected.

IF WE CANNOT RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO EXPAND, OR WE MAY HAVE TO CUT BACK OUR OPERATIONS.

     Our liquid assets and anticipated cash from operations and borrowings may be insufficient to provide for our growth for the near future or even for our operations at our current rate beyond the first half of 2000. Therefore, we are pursuing various alternatives available to us to raise additional capital during the first half of 2000 to meet our working capital needs and to support a more aggressive expansion of our business. We have made no decisions on the amount that we would raise, the type of securities that might be offered, or on any other terms of any possible financing. There is no assurance that we will be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. If we raise additional capital through the sale of equity, or securities convertible into equity, your proportionate ownership in Dataware may be diluted. In addition to or as an alternative to raising capital, we may be required to cut back operations to extend our resources. In general, factors such as the following may cause liquidity problems in the future:

   . availability of funds on acceptable terms;
   . unanticipated changes in business conditions or delays in market acceptance of our offerings;
   . expansion of operations or research and development activities;
   . development of new distribution channels;
   . competitive and technological developments; and . future acquisitions of businesses and/or product rights.

OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER, MAKING THEM DIFFICULT TO PREDICT, WHICH MAY RESULT IN A MATERIAL VARIATION BETWEEN FORECASTED QUARTERLY RESULTS AND ACTUAL RESULTS.

     Our shift in business emphasis to an e-business solutions model has resulted in increased development costs and longer sales cycles. Also, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter, making any prediction of quarterly results before the end of a quarter potentially unreliable. Given these variations, we cannot assure you that we will be consistently profitable during any particular period. A shortfall in revenues during any quarter could cause our earnings for that quarter to fall below expectations, which could adversely impact the market price of our stock.

IF WE ARE UNABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN THE MARKET FOR OUR PRODUCTS AND SERVICES, WE MAY MISS MARKET OPPORTUNITIES, WHICH COULD REDUCE SALES.

     The market for e-business solutions in general, and information management and distribution products and services in particular, continues to change rapidly. We must keep up with changing technology and customer demands, including technologies and features introduced by our competitors, or we will not be successful.

     As with any new product, our most innovative offerings may be subject to delays in development, "debugging," production, or customization, and will require periods of adjustment to ensure that they are meeting customer requirements. These may cause us to miss market opportunities and future sales.



WE FACE INTENSE COMPETITION. IF WE CANNOT DEVELOP NEW, IMPROVED OR MORE COST EFFECTIVE PRODUCTS AND SOLUTIONS AS QUICKLY AS OUR COMPETITORS, WE WILL LOSE SALES.

     The markets in which we do business are intensely competitive. Increased competition may result in price reductions, reduced gross margins, lost business, and loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition.

     Our competition varies by:

   . geography (North America, Europe, Asia);
   . type of customer (commercial, corporate, government agency);

   . market segment (financial services, high technology, etc); and . application category (from high-end, complete software and service solutions to pure software sales).

     Our competitors include traditional information retrieval competitors, as well as very significant companies in various areas of the e-business solutions market. It is likely that new competitors will enter these markets as they continue to grow. Furthermore, as the markets grow, a number of companies could attempt to increase their presence in our markets by acquiring or forming strategic alliances with our competitors or by introducing products or services specifically designed for these markets. Compared to us, many of our current and future competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources.

WE ARE DEPENDENT ON KEY PERSONNEL, WHOSE LOSS COULD DELAY OUR PRODUCT DEVELOPMENT INITIATIVES OR ABILITY TO MARKET TO CUSTOMERS.

       Our success depends on our ability to attract, motivate and retain highly skilled technical, management, sales and marketing personnel. Competition for personnel in the computer software and services industry is intense, and we are always at risk of losing key personnel to our competitors. We expect to see higher than average voluntary and involuntary employee turnover, with attendant costs, as the transition to an e-business solution provider is completed. In addition, we may not be able to attract and retain additional highly skilled employees, which could impair our ability to adequately manage and complete existing projects or develop and introduce competitive products.

SINCE A LARGE PORTION OF OUR REVENUES ARE GENERATED OUTSIDE THE UNITED STATES, CHANGES IN INTERNATIONAL MARKETS COULD AFFECT OUR OVERALL SALES.

     We generate a significant portion of our revenues from international sales. Currently, we have direct sales organizations in the United Kingdom, Denmark and Singapore and have distribution agreements covering other European countries, the Pacific Rim, and South America. Our performance could be adversely affected by changes in the world economies. As a result of doing business abroad, a significant percentage of our revenues and expenses are denominated in foreign currencies that fluctuate in value. Although we may enter into foreign exchange forward contracts and foreign exchange option contracts to offset a portion of the foreign exchange fluctuations, unanticipated events may have a material impact on our results. Risks of doing business abroad include:

   . unanticipated changes in regulatory requirements, tariffs and other barriers;
   . potential changes in tax and other laws;
   . greater difficulty in protecting intellectual property rights;
   . difficulties in managing foreign operations; and . general economic and political conditions.

     These or other factors may have a material adverse effect on our international sales, our ability to collect international receivables, or the value of our assets denominated in foreign currencies, any of which would hurt our operating results.

MARKET FACTORS THAT AFFECT CERTAIN CLASSES OF CUSTOMERS MAY HURT OUR RESULTS.

  Our revenues depend on our maintaining relationships with certain classes of customers, including:

   . government agencies in the United States, Canada, Germany and the  United
     Kingdom;
   . corporate and commercial publishers, and law firms (for certain on-line products);

   . financial printers and issuers of securities; and . financial services and health care organizations.

  Factors that affect any of these customer groups may have a substantial adverse effect on our earnings. For example, political pressures may cause governmental customers to reduce spending on our products and services. A reduction in the amount of orders received from any customer class could have a material adverse effect on our earnings and may cause actual results to vary materially from quarter to quarter.

WE MAY NOT BE ABLE TO OBTAIN OR ENFORCE PROTECTION FOR OUR INTELLECTUAL PROPERTY, WHICH COULD LIMIT OUR ABILITY TO PREVENT COMPETITORS FROM USING OUR TECHNOLOGY.

  Our success depends in large part on protecting our proprietary intellectual property rights. We rely primarily on a combination of copyright, trademark and trade secret laws, license agreements, employee and third party non-disclosure agreements and other methods to protect our software. We rely to a limited extent on patent protection for our software products.

  Various factors create risks in this area. For example, existing copyright laws -- even in the United States -- afford only limited protection, and it may be difficult to protect proprietary rights in certain international markets where the laws do not offer the same intellectual property protection as U.S. law. Third parties may claim we are infringing their rights. If these claims are made, they may result in costly litigation or require us to license intellectual property rights of others, which may not be possible on reasonable terms or at all. Any such claims, with or without merit, can be time consuming and expensive to defend, which can adversely affect our financial condition.


WE MAY HAVE DIFFICULTY INTEGRATING ACQUISITIONS INTO OUR BUSINESS, WHICH COULD INCREASE OUR COSTS AND DELAY OUR ABILITY TO TAKE ADVANTAGE OF THE ACQUIRED ASSETS.

     Over the last several years, we have expanded our product range and customer base through a number of selective acquisitions. We may acquire additional businesses or assets in the future. The success of an acquisition is dependent upon our ability to integrate the acquired business or assets into our organization. For example, we may have difficulty integrating acquired technology into our products, or we may not be able to retain or motivate key employees of the acquired company. Our inability to integrate an acquired business, or an increase in the cost of integration, could materially and adversely affect our business, operating results and financial condition.

     In addition, acquisitions may result in the allocation of purchase price to in-process research and development. The SEC has raised concerns about the methodologies used and allocation of purchase price to in-process R&D and has required some companies to adjust or restate prior periods to reduce allocations to in-process R&D, thereby increasing intangible assets and future amortization expense. While we believe that our in-process R&D allocations are appropriate, if the SEC were to require us to change an allocation, this would result in a higher amortization expense, which would adversely impact our operating results.


THIRD-PARTY DISTRIBUTORS MAY NOT SELL ENOUGH OF OUR PRODUCTS TO MAKE OUR BUSINESS PROFITABLE.

  A portion of our products are sold through indirect distribution channels, such as value-added resellers. If we cannot develop and effectively manage these relationships, it could have a material adverse effect on our business.

YEAR 2000 PROBLEMS COULD CAUSE INTERRUPTION OR FAILURE OF OUR INTERNAL COMPUTER SYSTEMS AND THOSE OF OUR SUPPLIERS, WHICH MAY BE EXPENSIVE TO FIX.

     To date, no material problems related to the Year 2000 issue have surfaced. It is possible, however, that such problems exist but either have not yet manifested themselves or have not yet been detected. We cannot, of course, predict the nature or materiality of the impact on our operations or operating results of Year 2000 disruption by parties over whom we have no control. These Year 2000 problems may be expensive to fix and could have a material adverse effect on our operating results.

OUR COMMON STOCK MAY HAVE A VOLATILE TRADING PRICE AND LOW TRADING VOLUME.

     The market price of our common stock has been highly volatile and the market for our common stock has experienced significant price and volume fluctuations. In the last twelve months our common stock has traded as low as $1.56 and as high as $18.50. This volatility has often been unrelated to our operating performance, so our stock price could decline even if our e-business solutions strategy is successful. These fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     It is especially important to keep the risk factors described on pages 4 to 8 in mind when you read "forward-looking statements" in our SEC filings or other public announcements. These are statements that relate to the future and include statements about our:

   . projected financial performance;
   . market opportunities;
   . product development;
   . commercialization of new products; and . future operations.

     These statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements are necessarily based on management's knowledge at the time and are subject to known and unknown risks and uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. Although we believe that the assumptions and expectations reflected in these "forward-looking statements" are reasonable, you should not view them as guarantees of future performance. There are important factors that could cause future results to differ materially from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     All net proceeds from the sale of the Dataware common stock offered in this prospectus will go to the selling stockholders.

                             SELLING STOCKHOLDERS

     We issued 200,000 shares of the common stock offered in this prospectus to Sovereign Hill in exchange for our acquisition of certain assets and assumption of certain liabilities of Sovereign Hill on December 31, 1998. In connection with the acquisition, we agreed to register the shares of common stock for resale under the Securities Act of 1933.

     Under the terms of a Software Licensing Agreement, in exchange for a license for technology, we granted NEC USA an option to purchase 100,000 shares of common stock which are being offered in this prospectus.

     In exchange for consulting services, we issued The Parthenon Group an option to purchase 58,330 shares of our common stock which are being offered in this prospectus. Pursuant to the Consulting Agreement with The Parthenon
Group, we agreed to register the shares of common stock for resale under the Securities Act of 1933.

     The following table sets forth the number of shares of common stock owned by the selling stockholders or which will be owned upon the exercise of an option, all of which are being offered by this prospectus, and the percentage of the outstanding shares of common stock beneficially owned by the selling stockholders after this offering. As of May 1, 2000, there were approximately 10,530,034 shares of our common stock outstanding. The shares offered by this prospectus may be offered from time to time, in whole or in part, by Sovereign Hill, The Parthenon Group, NEC USA or their transferees.

                                                                                        SHARES BENEFICIALLY
                                         SHARES BENEFICIALLY             SHARES           OWNED OR ISSUABLE
                                             OWNED BEFORE               OFFERED                AFTER
                                              OFFERING(1)             PURSUANT TO       THIS OFFERING (1)(2)
                                     ---------------------------         THIS          --------------------
   NAME OF SELLING STOCKHOLDER       NUMBER              PERCENT      PROSPECTUS       NUMBER       PERCENT
   ---------------------------       ------              -------      ------------     ------       -------
Sovereign Hill Software,                  200,000            2.0%          200,000            0          0
 Inc.............................
     100 Venture Way
     Hadley, MA 01035
The Parthenon Group, Inc. ........         58,330              *             58,330            0         0
NEC USA, Inc......................        100,000            1.0%           100,000            0         0

____________

*    Indicates less than one percent.

(1) The selling stockholders listed in the table have sole voting and investment power with respect to the shares beneficially owned by them.
(2) Assumes that all of the shares offered by the selling stockholders will be sold in this offering.

                            PLAN OF DISTRIBUTION

     We are registering the shares of our common stock offered in this prospectus on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes pledgees, donees, distributees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, partnership or liquidating distribution or other non-sale related transfer after the date of this prospectus. We will pay all expenses of registration of the shares offered, except for taxes or underwriting fees, discounts, and selling commissions. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     The selling stockholders, their pledgees, donees, distributees, transferees or other successors-in-interest may sell the shares from time to time in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of these methods of sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, or at negotiated prices.

     The selling stockholders may use brokers or dealers to sell their shares. As of the date of this prospectus, we have not been advised by any of the selling stockholders that they have made any arrangements as to the distribution of shares covered by this prospectus.

     The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" as the term is defined in Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Because the selling stockholders may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, rather than pursuant to this registration, provided that they meet the criteria and conform to the requirements of that Rule.

     Upon being notified by a selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, regarding the plan of distribution.

     We have agreed to indemnify Sovereign Hill and The Parthenon Group, Inc. as selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which they may be required to make in respect hereof. The selling stockholders have agreed to indemnify us against certain liabilities, including liabilities arising under the Securities Act of 1933.

                              LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts, our legal counsel, is giving an opinion on the validity of the shares of common stock offered in this prospectus. Matthew C. Dallett, a partner of Palmer & Dodge LLP, is the Assistant Secretary of Dataware.

                                 EXPERTS

     The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report of Dataware Technologies, Inc. on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Dataware's ability to continue as a going concern as described in Note A to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at the following locations:

          Public Reference Room               New York Regional Office            Chicago Regional Office
            450 Fifth Street,                   7 World Trade Center                  Citicorp Center
              N.W. Room 1024                         Suite 1300                   500 West Madison Street
          Washington, D.C. 20549                 New York, NY 10048                    Suite 1400
                                                                                  Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Dataware may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information in this prospectus by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the sale of all the shares covered by this prospectus:

   . Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the SEC on March 13, 2000; and

     The description of the common stock contained in our Registration Statement on Form 8-A, declared effective by the SEC on July 19, 1993, including any amendment or reports filed to update the description.

     You may request a copy of these filings, at no cost, by writing or telephoning Susan Weiner, Controller at our principal executive offices, which are located at One Canal Park, Cambridge, Massachusetts 02141; Telephone: (617) 621-0820, or by sending an e-mail to: info@dataware.com. Additional information about Dataware is available in our Internet website at http://www.dataware.com. The information on our website is not incorporated by reference into this prospectus.

     We have not authorized anyone else to give any information or to represent anything not contained in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus does not offer to sell or buy any shares in any jurisdiction where that would be unlawful. You should not assume that the information in this prospectus or any supplement is accurate as of any date later than the date on this prospectus.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate of the fees and expenses payable or reimbursable by Dataware in connection with the offering and distribution of the securities described this prospectus.

SEC registration fee.............................................$   141
Legal fees and expenses..........................................  6,000
Accounting fees and expenses.....................................  7,500
Transfer agent fees and expenses.................................  2,000
Miscellaneous....................................................  1,000
                                                                 -------
TOTAL............................................................ 16,641
                                                                 =======




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees and agents of the Registrant against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Registrant, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred by him in connection with any such action, suit or proceeding, if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Registrant.

     Article FIFTH, Section 6 of the Registrant's Restated Certificate of Incorporation, as amended to date provides that the Registrant shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article FIFTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article FIFTH further permits the Board of Directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article FIFTH.

  Article FIFTH, Section 7 of the Registrant's Restated Certificate of Incorporation, as amended to date, provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

     Article V, Section 1 of the By-Laws of the Registrant, as amended through to date, permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

     The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS


     See Exhibit Index immediately following signature pages.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any Prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that no filing will be made pursuant to paragraph
     (a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 5th day of May, 2000.

                                 DATAWARE TECHNOLOGIES, INC.


                                 By:  /s/ Michael Gonnerman
                                      ---------------------
                                      Michael Gonnerman
                                      Vice President, Chief Financial Officer
                                      and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



    Signature                     Title                  Date
-------------------  -------------------------------  -----------

          *
-------------------    President and Chief             May 5, 2000
David Mahoney          Executive Officer
                       (Principal Executive Officer)

          *
-------------------    Vice President, Chief Financial May 5, 2000
Michael Gonnerman      Officer and Treasurer
                       (Principal Financial and
                       Principal Accounting Officer)


          *
-------------------    Vice Chairman and Senior        May 5, 2000
Jeffrey O. Nyweide     Executive Vice President
                       of Business Development
                       and Director


          *
-------------------    Director                        May 5, 2000
Stephen H. Beach

          *
-------------------    Director                 May 5, 2000
William R. Lonergan


* By Power of Attorney

/s/ Michael Gonnerman  Attorney-in-Fact
---------------------
Michael Gonnerman

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION

  2.1         Asset Purchase Agreement dated December 31, 1998, among Dataware, Sovereign Hill Software,
              Inc. and certain Stockholders of Sovereign Hill. Filed as Exhibit 2.1 to Dataware's Current
              Report on Form 8-K (File No. 000-21860) on April 17, 1997, and incorporated herein by reference.

 4.1.1        Restated Certificate of Incorporation, as amended through April 14, 1997. Filed as Exhibit
              3.1 to Dataware's Current Report on Form 8-K (File No. 000-21860) on April 17, 1997, and
              incorporated herein by reference.

 4.1.2        Certificate of Amendment to Restated Certificate of Incorporation, as amended through April
              13, 2000. Filed herewith.

 4.2          By-laws of Dataware, as amended through February 9, 1999.  Filed as Exhibit 3.2 to
              Dataware's Form 10-K (File No. 000-21860) for the year ended December 31, 1998, and incorporated herein by reference.

 4.3          Rights Agreement dated July 8, 1996, by and between American Stock Transfer & Trust Company as Rights Agent and the Registrant (the "Rights Agreement").  Filed as Exhibit 4 to
              Dataware's Current Report on Form 8-K (File No. 000-21860) on July 18, 1996, and
              incorporated herein by reference.

 4.4          First Amendment to the Rights Agreement, dated April 14, 1997. Filed as Exhibit 4.1 to
              Dataware's Current Report on Form 8-K (File No. 000-21860) on April 17, 1997, and
              incorporated herein by reference.

 5            Opinion of Palmer & Dodge LLP as to the legality of the shares being registered, filed herewith.

 23.1         Consent of PricewaterhouseCoopers LLP, independent accountants, filed herewith.

 23.2         Consent of Palmer & Dodge LLP.  Included in the opinion filed as Exhibit 5 hereto.

 24           Power of Attorney.
----------------
* Previously filed.